Exhibit 21.1
INFINERA CORPORATION
SUBSIDIARIES*
Infinera Optical Holding, Inc. (Delaware)
Infinera Optical Networks, Inc. (Delaware)
Infinera North America, LLC (Delaware)
Infinera Global Holdings LP (Cayman Islands)
Xieon Networks Venture S.à r.l. (Luxembourg)
Tellabs Holdings B.V. (Netherlands)
Tellabs Enterprises B.V. (Netherlands)
International Telecom Holdings S.à r.l. (Luxembourg)
Infinera AB (Sweden)

*Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Infinera Corporation are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this Annual Report on Form 10-K.